EXHIBIT 23.2

CONSENT OF REZNICK GROUP, P.C., INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-123966) of AMLI Residential Properties Trust of our report dated March 16, 2005 with respect to the Historical Statement of Revenue in Excess of Certain Expenses of AMLI at IBIS for the year ended December 31, 2003. Our report dated March 16, 2005 includes a paragraph that states that the historical statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 2, and is not intended to be a complete presentation of the revenue and expenses of AMLI at IBIS. We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Reznick Group, P.C.

Bethesda, Maryland
April 18, 2005